Exhibit 99.2

Valberedningens förslag om införande av ett prestationsbaserat långsiktigt incitamentsprogram för vissa styrelseledamöter (punkt 16)

The nomination committee’s proposal to introduce a long-term performance-based incentive program for certain members of the board of directors (item 16)

Valberedningen föreslår att årsstämman beslutar om införande av ett prestationsbaserat långsiktigt incitamentsprogram för vissa styrelseledamöter i Calliditas Therapeutics AB (publ) (”Calliditas Therapeutics”) (”Styrelseprogrammet 2020”) i enlighet med punkterna 16a – 16b nedan. Besluten under punkterna 16a – 16b nedan föreslås vara villkorade av varandra. Skulle majoritetskravet för punkt 16b inte uppfyllas, föreslår valberedningen att Calliditas Therapeutics ska kunna ingå ett aktieswap-avtal med en tredje part i enlighet med punkt 16c nedan och beslut under punkterna 16a och 16c ska då vara villkorade av varandra.

The nomination committee proposes that the annual general meeting resolves to implement a long- term performance-based incentive program for certain members of the board of directors of Calliditas Therapeutics AB (“Calliditas Therapeutics”) (“Board LTIP 2020”) in accordance with items 16a – 16b below. The resolutions under items 16a – 16b below are proposed to be conditional upon each other. Should the majority requirement for item 16b below not be met, the nomination committee proposes that Calliditas Therapeutics shall be able to enter into an equity swap agreement with a third party in accordance with item 16c below and resolutions under items 16a and 16c shall then be conditional upon each other.

Styrelseprogrammet 2020 är ett program enligt vilket deltagarna vederlagsfritt kommer att tilldelas prestationsbaserade aktierätter (”Aktierätter”) vilka berättigar till aktier i Calliditas Therapeutics beräknat i enlighet med nedan angivna principer, dock som högst 40 000 aktier. Som en del i implementeringen av Styrelseprogrammet 2020 kan högst 40 000 teckningsoptioner emitteras i enlighet med punkt 16b nedan.

Board LTIP 2020 is a program under which the participants will be granted, free of charge, share awards subject to performance vesting (“Share Awards”) that entitle to shares in Calliditas Therapeutics to be calculated in accordance with the principles stipulated below, however not more than 40,000 shares. As part of the implementation of Board LTIP 2020, not more than 40,000 warrants can be issued in accordance with item 16b below.

Förslag till beslut om antagande av ett prestationsbaserat långsiktigt incitamentsprogram för vissa styrelseledamöter (punkt 16a)

Proposal for resolution on adoption of a long-term performance-based incentive program for certain members of the board of directors (item 16a)

Bakgrund till förslaget

The rationale for the proposal

Styrelseprogrammet 2020 riktar sig till huvudaktieägaroberoende styrelseledamöter i Calliditas Therapeutics. Valberedningen anser att ett aktierelaterat incitamentsprogram är en viktig del i ett konkurrenskraftigt ersättningspaket för att kunna attrahera, behålla och motivera internationellt kvalificerade styrelseledamöter i Calliditas Therapeutics samt för att stimulera dessa personer till att prestera sitt yttersta i syfte att maximera värdeskapandet för samtliga aktieägare. Styrelseprogrammet 2020 är anpassat till Calliditas Therapeutics nuvarande position och behov. Valberedningen anser att Styrelseprogrammet 2020 kommer att öka deltagarnas engagemang i Calliditas Therapeutics verksamhet, stärka lojaliteten gentemot Bolaget samt vara till fördel för såväl Bolaget som dess aktieägare.

Board LTIP 2020 is intended for main owner independent members of the board of directors in Calliditas Therapeutics. The nomination committee believes that an equity-based incentive program is a central part of an attractive and competitive remuneration package in order to attract, retain and motivate internationally competent members of the board of directors, and to focus the participants on delivering exceptional performance which contributes to value creation for all shareholders. Board LTIP 2020 is adapted to the current position and needs of Calliditas Therapeutics. The nomination committee is of the opinion that Board LTIP 2020 will increase and strengthen the participants’ dedication to Calliditas Therapeutics’ operations, improve Company loyalty and be beneficial to both the shareholders and Calliditas Therapeutics.

Villkor för Aktierätter

Conditions for Share Awards

För Aktierätterna ska följande villkor gälla.

The following conditions shall apply for the Share Awards.

1.	Aktierätterna ska tilldelas deltagarna vederlagsfritt så snart praktiskt möjligt efter årsstämman. The Share Awards shall be granted free of charge to the participants as soon as practicable after the annual general meeting.

2.	Aktierätterna intjänas gradvis under cirka tre år, motsvarande tre perioder fram till dagen för den dag som infaller tidigast av (i) årsstämman 2023 eller (ii) 1 juli 2023 (”Intjänandetidpunkten”), där varje period motsvarar tiden från en årsstämma fram till dagen omedelbart före nästa årsstämma eller Intjänandetidpunkten, såsom tillämpligt (varje sådan tidsperiod benämns i det följande som en ”Period”). Aktierätterna intjänas med 1/3 vid slutet av varje Period, under förutsättning att deltagaren fortfarande är styrelsemedlem i Calliditas Therapeutics den dagen. I tillägg till dessa villkor för intjänande är Aktierätterna föremål för prestationsbaserad intjäning baserat på utvecklingen av Calliditas Therapeutics aktiekurs, i enlighet med villkoren för intjänande nedan.

The Share Awards shall vest gradually over approximately three years, corresponding to three terms up to the date of, whichever is earliest, (i) the annual general meeting 2023 or

(ii) 1 July 2023 (the “Vesting Date”), where each term equals the period from one annual general meeting up until the day falling immediately prior to the next annual general meeting or the Vesting Date, as applicable (each such period a “Term”). The Share Awards shall vest with 1/3 at the end of each Term, provided that the participant is still a Board member of Calliditas Therapeutics on the said date. In addition to the vesting conditions just stated, the Share Awards are subject to performance vesting based on the development of the Calliditas Therapeutics share price, in accordance with the vesting conditions below.

3.	Aktierätterna är föremål för prestationsbaserad intjäning baserat på utvecklingen av Calliditas Therapeutics aktiekurs under perioden från dagen för tilldelning av Aktierätterna (”Tilldelningsdagen”) till och med dagen som inträffar dagen före Intjänandetidpunkten. Aktiekursens utveckling kommer att mätas baserat på den volymvägda genomsnittskursen för Bolagets aktie på Nasdaq Stockholm under 10 handelsdagar omedelbart efter Tilldelningsdagen respektive 10 handelsdagar omedelbart före Intjänandetidpunkten. Om Calliditas Therapeutics aktiekurs därvid har ökat med mer än 60 procent ska 100 procent av Aktierätterna intjänas, och om aktiekursen har ökat med 20 procent ska 33 procent av Aktierätterna intjänas. I händelse av en ökning av aktiekursen med mellan 20 och 60 procent kommer intjäning av Aktierätterna ske linjärt. Vid en ökning av aktiekursen med mindre än 20 procent sker ingen intjäning.

The Share Awards are subject to performance vesting based on the development of the Calliditas Therapeutics share price over the period from the date the Share Awards are allocated (“Grant Date”) up to and including the day before the Vesting Date. The development of the share price will be measured based on the volume-weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days immediately following the Grant Date and the 10 trading days immediately preceding the Vesting Date, respectively. In the event Calliditas Therapeutics’ share price has increased by more than 60 percent, 100 percent of the Share Awards shall vest, and should the share price have increased by 20 percent, 33 percent of such Share Awards shall vest. In the event of an increase of the share price of between 20 and 60 percent, vesting of the Share Awards will occur linearly. Should the increase of the share price be less than 20 percent, vesting will not occur at all.

4.	Den tidigaste tidpunkt vid vilken intjänade Aktierätter får utnyttjas är dagen efter Intjänandetidpunkten.

The earliest point in time at which vested Share Awards may be exercised shall be the day falling immediately after the Vesting Date.

5.	Varje intjänad Aktierätt ger innehavaren rätt att vederlagsfritt erhålla en aktie i Calliditas Therapeutics under förutsättning att innehavaren fortfarande är styrelseledamot i Calliditas Therapeutics vid relevant intjänandetidpunkt med undantag för vissa sedvanliga ”good leaver”-situationer (inkluderande bland annat dödsfall och bestående oförmåga att utföra uppdraget till följd av olyckshändelse eller sjukdom), vilket också ska gälla under det första året fram till och med dagen för årsstämman 2021.

Each vested Share Award entitles the holder to receive one share in Calliditas Therapeutics without any compensation being payable provided that the holder is still a Board member of Calliditas Therapeutics at the relevant time of vesting with the exception of certain customary “good leaver”-situations (including death and permanent incapacity to complete the assignment due to illness or accident) and this shall also apply during the first year up until the day of the annual general meeting 2021.

6.	Antalet Aktierätter kommer att omräknas i händelse av förändringar i Calliditas Therapeutics aktiekapitalstruktur, exempelvis vid fondemission, fusion, företrädesemission, uppdelning eller sammanslagning av aktier, minskning av aktiekapitalet eller liknande åtgärder.

The number of Share Awards will be re-calculated in the event that changes occur in Calliditas Therapeutics’ equity capital structure, such as a bonus issue, merger, rights issue, share split or reverse share split, reduction of the share capital or similar measures.

7.	Aktierätterna kan inte överlåtas och får inte pantsättas.

The Share Awards cannot be transferred and may not be pledged.

8.	Aktierätterna kan tilldelas av moderbolaget samt av andra bolag inom Calliditas Therapeutics- koncernen.

The Share Awards can be granted by the parent company as well as any other company within the Calliditas Therapeutics group.

9.	I händelse av ett offentligt uppköpserbjudande, försäljning av Bolagets verksamhet, likvidation, fusion eller annan liknande transaktion som påverkar Calliditas Therapeutics, ska samtliga Aktierätter tjänas in i samband med att sådan transaktion genomförs.

In the event of a public take-over offer, asset sale, liquidation, merger or any other such transaction affecting Calliditas Therapeutics, the Share Awards will vest in their entirety upon completion of such transaction.

10.	För aktierätterna ska i övrigt gälla de villkor som framgår av separata avtal med deltagarna samt de detaljerade villkoren för Styrelseprogrammet 2020.

The Share Awards shall otherwise be subject to the terms set forth in the separate agreements with the participants and the detailed terms for Board LTIP 2020.

Tilldelning

Allocation

Antalet Aktierätter som ska tilldelas varje deltagare ska motsvara nedanstående summa för respektive representant dividerat med den volymvägda genomsnittskursen för Calliditas Therapeutics aktie på Nasdaq Stockholm under 10 handelsdagar före Tilldelningsdagen.

The number of Share Awards that shall be granted to each participant shall equal the below amount for the respective participant divided by the volume-weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days preceding the Grant Date.

Aktierätterna i Styrelseprogrammet 2020 ska tilldelas enligt följande:

The Share Awards under Board LTIP 2020 shall be awarded in accordance with the following:

•	Aktierätter beräknat på basis av 1 300 000 kronor till styrelsens ordförande, och

Share Awards calculated based on SEK 1,300,000 to the chairman of the board of directors; and

•	Aktierätter beräknat på basis av 400 000 kronor till envar av Diane Parks, Hilde Furberg, Lennart Hansson och Molly Henderson.

Share Awards calculated based on SEK 400,000 to each of Diane Parks, Hilde Furberg, Lennart Hansson and Molly Henderson.

I varje fall omfattar Styrelseprogrammet 2020 ett totalt antal Aktierätter som, om alla Aktierätter intjänas i enlighet med ovanstående intjäningsvillkor, berättigar till högst 40 000 aktier i Calliditas Therapeutics.

In any event, Board LTIP 2020 will comprise a total number of Share Awards which, if all Share Awards are vested in accordance with the vesting conditions above, can entitle to not more than 40,000 shares in Calliditas Therapeutics.

Beredning av förslaget

Preparation of the proposal

Styrelseprogrammet 2020 har utformats av Calliditas Therapeutics valberedning baserat på en utvärdering av tidigare incitamentsprogram och av gällande marknadspraxis för jämförbara europeiska (inklusive svenska) och amerikanska noterade bolag.

Board LTIP 2020 has been prepared by the nomination committee and has been structured based on an evaluation of prior incentive programs and market practice for comparable European (including Swedish) and American listed companies.

Utspädning

Dilution

Med antagande om en volymvägd genomsnittskurs för Calliditas Therapeutics aktie på Nasdaq Stockholm under 10 handelsdagar före Tilldelningsdagen om 101 kronor kommer Styrelseprogrammet 2020 omfatta högst totalt 28 747 aktier, vilket motsvarar en utspädning om cirka 0,07 procent vid full utspädning. Med beaktande även av aktier som kan emitteras under tidigare implementerade incitamentsprogram i Bolaget uppgår den motsvarande maximala utspädningen till cirka 6,43 procent vid full utspädning. Utspädningen förväntas ha en marginell påverkan på Bolagets nyckeltal ”Resultat per aktie”.

Assuming a volume-weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days preceding the Grant Date of SEK 101, Board LTIP 2020 will comprise not more than 28,747 shares in total, which corresponds to a dilution of approximately 0.07 percent on a fully diluted basis. Taking into account also the shares which may be issued pursuant to previously implemented incentive programs in the Company, the maximum dilution amounts to 6.43 percent on a fully diluted basis. The dilution is only expected to have a marginal effect on the company’s key performance indicator “Earnings (loss) per share”.

Information om Calliditas Therapeutics befintliga incitamentsprogram finns i Calliditas Therapeutics årsredovisning för 2019, not 10, som finns tillgänglig på Bolagets hemsida, www.calliditas.se.

Information about Calliditas Therapeutics’ existing incentive programs can be found in Calliditas Therapeutics’ annual report for 2019, note 10, which is available on the Company’s website, www.calliditas.se/en/.

Programmets omfattning och kostnader

Scope and costs of the program

Styrelseprogrammet 2020 kommer att redovisas i enlighet med ”IFRS 2 – Aktierelaterade ersättningar”. IFRS 2 föreskriver att Aktierätterna ska kostnadsföras som personalkostnader över intjänandeperioden och kommer att redovisas direkt mot eget kapital. Personalkostnader i enlighet med IFRS 2 påverkar inte Bolagets kassaflöde. Sociala avgifter kommer att kostnadsföras i resultaträkningen under intjänandeperioden.

Board LTIP 2020 will be accounted for in accordance with “IFRS 2 – Share-based payments”. IFRS 2 stipulates that the Share Awards shall be expensed as personnel costs over the vesting period and will be accounted for directly against equity. Personnel costs in accordance with IFRS 2 do not affect the Company’s cash flow. Social security costs will be expensed in the income statement during the vesting period.

Under antagande om en volymvägd genomsnittskurs för Calliditas Therapeutics aktie på Nasdaq Stockholm under 10 handelsdagar före Tilldelningsdagen om 101 kronor, uppskattas den årliga kostnaden för Styrelseprogrammet 2020, enligt IFRS 2, uppgå till cirka 0,5 miljoner kronor före skatt. Den uppskattade IFRS 2 kostnaden har beräknats med en Monte Carlo-simulering. Vid en årlig uppgång av aktiekursen med 20 procent uppskattas den årliga kostnaden för sociala avgifter till 0,5 miljoner kronor, utifrån ovan nämnda antaganden samt sociala avgifter om 31,42 procent. Den totala årliga kostnaden för Styrelseprogrammet 2020 under programmets löptid, inklusive kostnader enligt IFRS 2 och för sociala avgifter, uppskattas därmed till cirka 1,0 miljoner kronor.

Assuming a volume-weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days preceding the Grant Date of SEK 101, the annual cost for the Board LTIP 2020, according to IFRS 2, is estimated at approximately SEK 0.5 million pre-tax. The estimated IFRS 2 cost has been calculated with a Monte Carlo simulation. The annual cost for social security contributions is estimated at SEK 0.5 million, based on an annual increase in the share price of 20 per cent, the aforementioned assumptions and a social security tax rate of 31.42 per cent. The total annual cost for Board LTIP 2020 during the term of the program, including costs according to IFRS 2 and social security charges, is therefore estimated to approximately SEK 1.0 million.

Den totala kostnaden av Styrelseprogrammet 2020, inkluderat alla kostnader ovan och sociala avgifter, beräknas enligt ovanstående antaganden att uppgå till cirka 2,9 miljoner kronor.

The total cost of the Board LTIP 2020, including all costs referred to above and social security charges, is estimated to amount to approximately SEK 2.9 million under the above assumptions.

Leverans av aktier under Styrelseprogrammet 2020

Delivery of shares under Board LTIP 2020

För att säkerställa leverans av aktier enligt Styrelseprogrammet 2020 föreslår valberedningen att årsstämman beslutar att emittera teckningsoptioner i enlighet med punkt 16b nedan.

In order to ensure the delivery of shares under Board LTIP 2020, the nomination committee proposes that the annual general meeting resolves to issue warrants in accordance with item 16b below.

Förslag avseende emission av teckningsoptioner (punkt 16b)

Proposal regarding issue of warrants (item 16b)

I syfte att säkra leverans av aktier under Styrelseprogrammet 2020 föreslår valberedningen att årsstämman beslutar att emittera högst 40 000 teckningsoptioner, varigenom Bolagets aktiekapital kan komma att öka med högst 1 600 kronor enligt följande:

In order to ensure the delivery of shares under Board LTIP 2020, the nomination committee proposes that the annual general meeting resolves to issue not more than 40,000 warrants, whereby the Company’s share capital can increase by not more than SEK 1,600 in accordance with the following:

1.	Rätt att teckna teckningsoptionerna ska, med avvikelse från aktieägarnas företrädesrätt, endast tillkomma Nefecon AB, ett helägt dotterbolag till Calliditas Therapeutics AB. Skälet till avvikelsen från aktieägarnas företrädesrätt är inrättandet av Styrelseprogrammet 2020. Nefecon AB ska äga rätt att överföra teckningsoptioner till deltagare i Styrelseprogrammet 2020 eller till en finansiell mellanhand i samband med utnyttjande av Aktierätterna.

The right to subscribe for the warrants shall, with deviation from the shareholders’ pre- emptive rights, only vest with Nefecon AB, a wholly owned subsidiary of Calliditas Therapeutics AB (publ). The reason for the deviation from the shareholders’ pre-emptive rights is the implementation of Board LTIP 2020. Nefecon AB shall be entitled to transfer the warrants to participants of Board LTIP 2020, or a financial intermediary in connection with the exercise of Share Awards.

2.	Teckningsoptionerna ska ges ut vederlagsfritt och ska tecknas via en särskild teckningslista senast den 1 juli 2020. Styrelsen ska ha rätt att förlänga teckningsperioden.

The warrants shall be issued free of charge and shall be subscribed for on a subscription list no later than 1 July 2020. The board of directors may extend the subscription period.

3.	Villkoren för teckningsoptionerna framgår av Bilaga 1 härtill.

The detailed terms of the warrants are set out in Schedule 1 hereto.

4.	Teckningskursen för de aktier som tecknas med stöd av teckningsoptionerna ska motsvara aktiens kvotvärde.

The exercise price for subscription for shares based on the warrants shall correspond to the share’s quota value.

5.	Verkställande direktören bemyndigas att vidta sådana mindre justeringar av beslutet som kan vara nödvändiga för registreringen av emissionen.

The CEO shall be authorised to make such minor adjustments that may be necessary in connection with the registration of the new issue.

6.	Anmälan om teckning av aktier med stöd av teckningsoptioner kan äga rum under tiden från och med dagen för registrering av teckningsoptionerna hos Bolagsverket till och med den 31 december 2023.

Notification of subscription of shares by the exercise of Warrants can be made from and including the day of registration of the Warrants with the Swedish Companies’ Office up until and including 31 December 2023.

7.	De nytecknade aktierna medför rätt till vinstutdelning första gången på den avstämningsdag för utdelning som infaller närmast efter det att teckning verkställts.

Shares which are issued following subscription shall entitle to participation in the distribution of profits for the first time on the nearest record date occurring after the subscription has been exercised.

Aktieswap-avtal med en tredje part (punkt 16c)

Equity swap agreement with a third party (item 16c)

Skulle majoritetskravet för punkt 16b ovan inte uppfyllas, föreslår valberedningen att årsstämman beslutar att Styrelseprogrammet 2020 istället ska säkras genom att Calliditas Therapeutics kan ingå ett aktieswap-avtal med en tredje part på marknadsmässiga villkor, där den tredje parten i eget namn ska vara berättigad att förvärva och överföra aktier i Calliditas Therapeutics till deltagarna.

Should the majority requirement for item 16b above not be met, the nomination committee proposes that the annual general meeting resolves that Board LTIP 2020 shall instead be hedged so that Calliditas Therapeutics can enter into an equity swap agreement with a third party on terms in accordance with market practice, whereby the third party in its own name shall be entitled to acquire and transfer shares of Calliditas Therapeutics to the participants.

Majoritetskrav

Majority requirements

För giltigt beslut i enlighet med punkten 16b ovan krävs bifall av minst nio tiondelar (9/10) av såväl de avgivna rösterna som de vid årsstämman företrädda aktierna.

Resolution in accordance with item 16b above requires approval of at least nine tenths (9/10) of the shares represented and votes cast at the annual general meeting.

N.B. The English text is an in-house translation.

Bilaga 1 / Appendix 1

Villkor för Calliditas Therapeutics AB (publ):s teckningsoptioner - Styrelseprogram 2020

Terms and Conditions for Calliditas Therapeutics AB (publ)’s warrants – Board programme 2020

1	Definitioner/Definitions

I dessa villkor ska följande benämningar ha den innebörd som anges nedan.

In these terms and conditions, the following terms shall have the meaning given below.

Aktiebolagslagen	aktiebolagslagen (2005:551);

Companies Act	the Swedish Companies Act (SFS 2005:551);

avstämningsbolag	bolag som har infört avstämningsförbehåll i bolagsordningen och anslutit sina aktier till Euroclear;

Central Securities Depository Company	a company whose articles of association contain an article stating that the company’s shares must be registered in a central securities depository register and whose shares are registered through Euroclear;

avstämningskonto	konto vid Euroclear för registrering av sådana finansiella instrument som anges i lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument;

Securities Account	an account with Euroclear for registering such financial instruments as referred to in the Swedish Central Securities Depositories and Financial Instruments Accounting Act (1998:1479);

bankdag	dag som inte är lördag, söndag eller annan allmän helgdag eller som beträffande betalning av skuldebrev inte är likställd med allmän helgdag i Sverige;

Business Day	a day which is not a Sunday or other public holiday or, with respect to the payment of promissory notes, is not equated with a public holiday in Sweden;

Banken	den bank eller det kontoförande institut som Bolaget vid var tid utsett att handha administration av teckningsoptionerna enligt dessa villkor;

Bank	the bank or account operator which the Company at each time has appointed to handle the administration of the Warrants in accordance with these terms and conditions;

Bolaget	Calliditas Therapeutics AB (publ), org nr 556659-9766;

Company	Calliditas Therapeutics AB (publ), company reg. no. 556659-9766;

Euroclear	Euroclear Sweden AB, org nr 556112-8074;

Euroclear	Euroclear Sweden AB, (the Swedish Central Securities Depository and Clearing Organisation), company reg no 556112-8074;

marknadsnotering	notering av aktie i Bolaget på börs, reglerad marknad, handelsplattform (s.k. multilateral trading facility) inom Europeiska Ekonomiska Samarbetsområdet (”EES”) eller annan motsvarande handelsplats;

Listing	listing of shares in the Company on a stock exchange, regulated market, multilateral trading facility within the EEA area or other corresponding market place;

optionsinnehavare	den som är registrerad på avstämningskonto som innehavare av teckningsoption;

Warrant Holder	a person registered in a Securities Account as the holder of a Warrant;

teckning	teckning av nya aktier i Bolaget med utnyttjande av teckningsoption enligt 14 kap. aktiebolagslagen;

Subscription	subscription of shares in the Company on exercise of Warrants in accordance with Chapter 14 of the Companies Act;

teckningskurs	den kurs till vilken teckning av nya aktier med utnyttjande av teckningsoption kan ske;

Exercise Price	the price at which Subscription for new shares may take place on exercise of Warrants;

teckningsoption	rätt att teckna en ny aktie i Bolaget mot betalning enligt dessa villkor;

Warrant	the right to subscribe for one newly issued share in the Company in exchange for payment in accordance with these terms and conditions;

teckningsoptionsbevis	bevis till vilket knutits ett visst antal teckningsoptioner enligt dessa villkor.

Warrant Certificate	a certificate which is linked to a certain number of warrants in accordance with these terms and conditions.

2	Teckningsoptioner och registrering/Warrants and registration

Antalet teckningsoptioner uppgår till upp till högst 40 000.

The total number of Warrants amounts to not more than 40,000.

Om Bolaget är avstämningsbolag får Bolagets styrelse fatta beslut om att teckningsoptionerna ska registreras på avstämningskonto. Vid sådant förhållande ska inga teckningsoptionsbevis eller andra värdepapper ges ut. Optionsinnehavare ska på Bolagets anmaning vara skyldig att omedelbart till Bolaget eller Euroclear inlämna eventuella teckningsoptionsbevis representerande teckningsoptioner samt meddela Bolaget erforderliga uppgifter om värdepapperskonto på vilket innehavarens teckningsoptioner ska registreras.

In the event the Company is a Central Securities Depository Company, the board of directors of the Company shall be entitled to resolve that the Warrants be registered on a Securities Account. In the event such resolution is adopted, no Warrant Certificates or other securities shall be issued. At the request of the Company, Warrant Holders shall be obliged to surrender immediately to the Company or Euroclear any Warrant Certificates representing Warrants and to provide the Company with the requisite details of the securities account on which the Warrant Holder’s Warrants are to be registered.

Om Bolagets styrelse fattat beslut enligt andra stycket ovan, ska styrelsen därefter vara oförhindrad att, med de begränsningar som må följa av lag eller annan författning, fatta beslut om att teckningsoptionerna inte längre ska vara registrerade på avstämningskonto. In the event the board of directors of the Company adopts a resolution in accordance with the second paragraph above, subject to any applicable statutory or regulatory limitations, the board of directors shall thereafter be at liberty to resolve that the Warrants are no longer to be registered on a Securities Account.

3	Rätt att teckna nya aktier/Right to subscribe for new shares

Varje teckningsoption berättigar optionsinnehavaren till teckning av en ny aktie i Bolaget till en teckningskurs motsvarande aktiens kvotvärde.

Each Warrant entitles the holder thereof to subscribe for one new share in the Company at an Exercise Price corresponding to the quota value of the share (Sw. kvotvärde).

Teckningskursen, liksom antalet aktier som varje teckningsoption ger rätt att teckna, kan bli föremål för justering i de fall som anges i punkt 8 nedan.

The Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe may be recalculated in the circumstances set out in section 8 below.

Teckning kan endast ske av det hela antal aktier, vartill det sammanlagda antalet teckningsoptioner berättigar och som en och samma optionsinnehavare önskar utnyttja. Vid sådan teckning ska bortses från eventuell överskjutande del av teckningsoption, som inte kan utnyttjas.

Subscription may only take place in respect of the entire number of shares for which the total number of Warrants entitles the Warrant Holder to subscribe and which a single Warrant Holder desires to exercise. On such Subscription, any excess fractions of Warrants which cannot be exercised shall be disregarded.

4	Anmälan om teckning/Application for Subscription

Anmälan om teckning av aktier kan äga rum under tiden från och med den dagen för registrering av teckningsoptionerna hos Bolagsverket till och med den 31 december 2023. Inges inte anmälan om teckning inom ovan angiven tid upphör teckningsoptionen att gälla. Application for Subscription of shares may take place during the period from and including the day of registration of the Warrants with the Swedish Companies’ Office up to and including 31 December 2023. If an application for Subscription is not submitted within the time stated above, the Warrant shall lapse.

Under tid Bolaget är avstämningsbolag och teckningsoption är registrerad på avstämningskonto ska följande gälla. Vid teckning ska ifylld anmälningssedel enligt fastställt formulär inges till Bolaget eller ett av Bolaget anvisat kontoförande institut. Anmälan om teckning är bindande och kan inte återkallas.

The following shall apply in the event the Company is a Central Securities Depository Company and the Warrants are registered on a Central Securities Depository Account. The Warrants may be exercised through a written application for Subscription to the Company or to the designated Central Securities Depository Company. Applications for Subscription are binding and irrevocable.

Om Bolaget inte är avstämningsbolag eller om teckningsoption inte är registrerad på avstämningskonto ska teckning ske genom skriftlig anmälan på teckningslista till Bolaget varvid antalet teckningsoptioner som utnyttjas ska anges. Vid teckning ska optionsinnehavare i förekommande fall inlämna motsvarande teckningsoptionsbevis till Bolaget.

In the event the Company is not a Central Securities Depository Company or if the Warrants are not registered on a Central Securities Depository Account, the Warrants may be exercised through a written application for Subscription to the Company, stating the number of Warrants which are to be exercised. In conjunction with a Subscription, the Warrant Holder shall, where applicable, surrender corresponding Warrant Certificates to the Company.

5	Betalning för ny aktie/Payment for new shares

Vid anmälan om teckning ska betalning samtidigt erläggas för det antal aktier som anmälan om teckning avser. Betalning ska ske kontant till ett av Bolaget anvisat bankkonto.

On application for Subscription, payment for the number of shares which the application for Subscription covers shall be made simultaneously. Payment shall be made in cash to a bank account designated by the Company.

6	Registrering på avstämningskonto och i aktieboken/Registration in Securities Account and in the share register

Sedan betalning för tecknade aktier har erlagts, verkställs teckning genom att de nya aktierna upptas i Bolagets aktiebok och på respektive optionsinnehavares avstämningskonto såsom interimsaktier. Sedan registrering har skett hos Bolagsverket blir registreringen av de nya aktierna i aktieboken och på avstämningskontot slutgiltig. Som framgår av punkten 8 nedan senareläggs i vissa fall tidpunkten för sådan registrering.

Following payment for subscribed shares, Subscription shall be effected through the registration of the new shares as interim shares in the Company’s share register and on the respective Warrant Holder’s Securities Account. Following registration with the Swedish Companies Registration Office, the registration of the new shares in the share register and on Securities Accounts will become definitive. According to section 8 below such registration might in certain circumstances be postponed.

7	Utdelning på ny aktie/Dividends on new shares

De nytecknade aktierna medför rätt till vinstutdelning första gången på den avstämningsdag för utdelning som infaller närmast efter det att teckning verkställts. Shares which are issued following subscription shall entitle to participation in the distribution of profits for the first time on the nearest record date occurring after the subscription has been exercised.

8	Omräkning av teckningskurs och antal aktier/Recalculation of Exercise Price and the number of shares

Beträffande den rätt som ska tillkomma optionsinnehavare i de situationer som anges nedan ska följande gälla:

The following provisions shall govern the rights that vests in Warrant Holder in the events described below:

A Fondemission/Bonus issue

Vid fondemission ska teckning - där anmälan om teckning görs på sådan tid att tilldelning av aktier inte kan verkställas i sådan tid att aktierna berättigar till deltagande på den bolagsstämma som ska pröva frågan om fondemission - verkställas först sedan stämman beslutat om fondemissionen. Aktier som tillkommer på grund av teckning som verkställs efter beslutet om fondemission upptas på optionsinnehavares avstämningskonto såsom interimsaktier, vilket innebär att sådana aktier inte omfattas av beslut om fondemission. Slutlig registrering på avstämningskonto sker först efter avstämningsdagen för fondemissionen.

In the event of a bonus issue, where an application for Subscription is submitted at such time that the allotment of shares cannot be made in such time that the shares entitle to participation on the general meeting which resolves to make the bonus issue, Subscription shall be effected only after the general meeting has adopted a resolution approving the bonus issue. Shares which vest pursuant to Subscription effected after the adoption of a resolution approving the bonus issue shall be registered in the Warrant Holder’s Securities Account as interim shares, and accordingly such shares shall not entitle the holder thereof to participate in the bonus issue. Definitive registration in Securities Accounts shall only take place after the record date for the bonus issue.

Vid teckning som verkställs efter beslut om fondemission tillämpas en omräknad teckningskurs liksom ett omräknat antal aktier som varje teckningsoption ger rätt att teckna. Omräkningarna utförs av Bolaget enligt följande:

In conjunction with Subscription which is effected after the adoption of a resolution to make a bonus issue, a recalculated Exercise Price as well as a recalculated number of shares for which each Warrant entitles the Warrant Holder to subscribe shall be applied.

The recalculation shall be carried out by the Company in accordance with the following formula:

Omräknad teckningskurs = (föregående teckningskurs) x (antalet aktier i Bolaget före fondemissionen) / (antalet aktier i Bolaget efter fondemissionen)

Recalculated Exercise Price = (previous Exercise Price) x (the number of shares in the Company prior to the bonus issue) / (the number of shares in the Company after the bonus issue).

Omräknat antal aktier som varje teckningsoption ger rätt att teckna = (föregående antal aktier som varje teckningsoption berättigar till teckning av) x (antalet aktier i Bolaget efter fondemissionen) / (antalet aktier i Bolaget före fondemissionen)

Recalculated number of shares for which each Warrant entitles the Warrant Holder to subscribe = (previous number of shares for which each Warrant entitled the holder to subscribe) x (the number of shares in the Company after the bonus issue) / (the number of shares in the Company prior to the bonus issue).

Den enligt ovan omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna ska fastställas av Bolaget snarast efter bolagsstämmans beslut om fondemissionen.

The Exercise Price and the number of shares which each Warrant entitles the holder to subscribe for, recalculated as set out above, shall be determined by the Company as soon as possible after the general meeting has adopted a resolution approving the bonus issue.

B	Sammanläggning eller uppdelning av aktien i Bolaget/Reverse share split or share split

Genomför Bolaget en sammanläggning eller uppdelning (split) av aktierna, ska bestämmelserna i moment A ovan äga motsvarade tillämpning. Såsom avstämningsdag ska anses den dag då sammanläggningen eller uppdelningen verkställs av Euroclear på begäran av Bolaget.

In the event the Company effects a reverse share split or share split, the provisions of sub- section A above shall apply mutatis mutandis. The record date shall be deemed to be the date on which the reverse share split or share split is carried out by Euroclear at the request of the Company.

C	Nyemission/New issue

Genomför Bolaget en nyemission av aktier mot kontant betalning eller kvittning med företrädesrätt för aktieägarna, ska följande gälla beträffande rätten till att delta i nyemissionen för aktie som tillkommit på grund av teckning med utnyttjande av teckningsoption.

If the Company issues new shares subject to pre-emption rights for shareholders to subscribe for new shares in exchange for cash payment or by set off, the following shall apply with respect to the right to participate in the new issue for shareholders whose shares vest as a consequence of Subscription on exercise of the Warrant:

1.	Beslutas nyemissionen av styrelsen under förutsättning av bolagsstämmans godkännande eller med stöd av bolagsstämmans bemyndigande, ska i beslutet om nyemissionen anges den senaste dag då teckning ska vara verkställd för att aktie, som tillkommit genom teckning enligt dessa villkor, ska medföra rätt att delta i nyemissionen.

If the board of directors of the Company has resolved to carry out a new issue conditional upon the approval of the general meeting of the shareholders or pursuant to authorisation granted by the general meeting of the shareholders, the resolution of the new issue shall state the last day on which Subscription must be effected in order to entitle the holders of the shares held pursuant to Subscription according to these terms and conditions to participate in the new issue.

2.	Beslutas nyemissionen av bolagsstämman, ska teckning där anmälan om teckning görs på sådan tid att teckningen inte kan verkställas i sådan tid att aktierna berättigar till deltagande på den bolagsstämma som ska pröva frågan om nyemission, verkställas först sedan stämman beslutat om denna. Aktier som tillkommer på grund av teckning som verkställs efter emissionsbeslutet upptas interimistiskt på avstämningskonto, vilket innebär att de inte ger rätt att delta i nyemissionen. Slutlig registrering på avstämningskonto sker först efter avstämningsdagen för nyemissionen.

If the general meeting adopts a resolution to issue new shares, where an application for Subscription is submitted at such time that it cannot be effected in such time that the shares entitle to participation on the general meeting which shall resolve on the new issue, Subscription shall only be effected following the adoption of a resolution with respect thereto by the general meeting. Shares which vest as a consequence of such Subscription shall be registered in the Securities Account as interim shares, and accordingly shall not entitle the holders to participate in the new issue. Definitive registration in Securities Accounts shall only take place after the record date for the new issue.

Vid teckning som verkställs på sådan tid att rätt till att delta i nyemissionen inte föreligger tillämpas en omräknad teckningskurs och ett omräknat antal aktier som varje teckningsoption ger rätt att teckna. Omräkningarna ska utföras av Bolaget enligt följande: Where Subscription is effected at such time that no right to participate in the new issue arises, a recalculated Exercise Price as well as a recalculated number of shares for which each Warrant entitles the holder to subscribe shall apply. Recalculations shall be made by the Company in accordance with the following formulae:

Omräknad teckningskurs = (föregående teckningskurs) x (aktiens genomsnittliga marknadskurs under den i emissionsbeslutet fastställda teckningstiden (”aktiens genomsnittskurs”)) / (aktiens genomsnittskurs ökad med det på grundval därav framräknade teoretiska värdet på teckningsrätten)

Recalculated Exercise Price = (previous Exercise Price) x (the average quoted price of the share during the subscription period stated in the resolution approving the issue ("average price of the share")) / (the average price of the share increased by the theoretical value of the subscription right calculated on the basis thereof).

Omräknat antal aktier = (föregående antal aktier, som varje teckningsoption ger rätt att teckna) x (aktiens genomsnittskurs ökad med det på grundval därav framräknade teoretiska värdet på teckningsrätten) / (aktiens genomsnittskurs)

Recalculated number of shares = (previous number of shares for which each Warrant entitled the holder to subscribe) x (the average price of the share increased by the theoretical value of the subscription right calculated on the basis thereof) / (the average price of the share).

Aktiens genomsnittskurs ska anses motsvara genomsnittet av det för varje handelsdag under teckningstiden framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen enligt den kurslista på vilken aktien är noterad. I avsaknad av notering av betalkurs ska i stället den senaste noterade köpkursen ingå i beräkningen. Noteras varken betalkurs eller köpkurs under viss dag, ska vid beräkningen av aktiens genomsnittskurs bortses från sådan dag.

The average price of the share shall be deemed to be the equivalent of the average calculated mean value, for each trading day during the subscription period, of the highest and lowest quoted paid price on that day according to the list on which the shares are quoted. In the absence of a quoted paid price, the bid price shall form the basis for the calculation. Days on which neither a paid price nor a bid price is quoted shall be excluded from the calculation.

Det teoretiska värdet på teckningsrätten ska beräknas enligt följande:

The theoretical value of the subscription right is calculated in accordance with the following formulae:

Teoretiskt värde på teckningsrätten = (det nya antal aktier som högst kan kommat att utges enligt emissionsbeslutet) x ((aktiens genomsnittskurs) - (emissionskursen för den n~~y~~a aktien)) / (antalet aktier före emissionsbeslutet)

Theoretical value of subscription right = (the maximum number of new shares which may be issued pursuant to the resolution approving the issue) x ((the average price of the share)

- (the issue price of the new share)) / (the number of shares prior to the adoption of the resolution approving the issue).

Uppstår härvid ett negativt värde, ska det teoretiska värdet på teckningsrätten bestämmas till noll.

If this results in a negative value, the theoretical value of the subscription right shall be deemed to be zero.

Den enligt ovan omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna ska fastställas av Bolaget två bankdagar efter utgången av teckningstiden och tillämpas vid varje nyteckning som verkställs därefter.

The Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe, recalculated as set out above, shall be determined by the Company two Business Days after the expiry of the subscription period and shall apply to each Subscription effected thereafter.

Om Bolagets aktier vid tidpunkten för emissionsbeslutet inte är föremål för marknadsnotering, ska en häremot svarande omräkning ske, dels av teckningskursen, dels av det antal aktier som varje teckningsoption ger rätt att teckna. Omräkningen, som ska utföras av Bolaget, ska ha som utgångspunkt att värdet på teckningsoptionerna ska lämnas oförändrat.

If the Company’s shares at the time of the resolution to issue the new shares, are not subject to a Listing, a corresponding recalculation of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe shall take place. The recalculation, which shall be made by the Company, shall be based on the assumption that the value of the Warrants shall remain unchanged.

Under tiden innan den omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna har fastställts, verkställs aktieteckning endast preliminärt, varvid det antal aktier som varje teckningsoption före omräkning berättigar till teckning upptas intermistiskt på avstämningskonto. Slutlig registrering på avstämningskonto sker först sedan den omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna har fastställts.

During the period prior to the determination of the recalculated Exercise Price and the recalculated number of shares for which each Warrant entitles the holder to subscribe, Subscription shall only be effected on a preliminary basis, whereby the number of shares each Warrant entitles the holder to subscribe for prior to recalculation shall be registered in the Securities Account on an interim basis. Definitive registration in Securities Accounts shall be made following determination of the recalculated Exercise Price and the recalculated number of shares for which each Warrant entitles the holder to subscribe.

D	Emission av teckningsoptioner eller konvertibler enligt 14 respektive 15 kap. aktiebolagslagen/Issue of convertible bonds or warrants in accordance with Chapter 14 and 15 of the Companies Act

Genomför Bolaget en emission av teckningsoptioner eller konvertibler, i båda fallen med företrädesrätt för aktieägarna att teckna sådana aktierelaterade instrument mot kontant betalning eller kvittning, ska beträffande rätten till delta i emissionen för aktie som utgivits vid teckning bestämmelserna i moment C, första stycket punkterna 1 och 2 äga motsvarande tillämpning.

In the event the Company issues convertible bonds or warrants, in both cases subject to pre-emption rights for the shareholders to subscribe for such equity related instrument in exchange for cash payment or by set off, the provisions of sub-section C, first paragraph, sub-paragraphs 1 and 2 shall apply mutatis mutandis in respect of the right to participate in the issue for any share which has been issued through Subscription.

Vid teckning som verkställs på sådan tid att rätt till att delta i emissionen inte föreligger, tillämpas en omräknad teckningskurs och ett omräknat antal aktier som varje teckningsoption ger rätt att teckna. Omräkningarna ska utföras av Bolaget enligt följande: Where Subscription is effected at such time that no right to participate in the new issue arises, a recalculated Exercise Price as well as a recalculated number of shares for which each Warrant entitles the holder to subscribe shall apply. Recalculations shall be made by the Company in accordance with the following formulae:

Omräknad teckningskurs = (föregående teckningskurs) x (aktiens genomsnittliga marknadskurs under den i emissionsbeslutet fastställda teckningstiden (”aktiens genomsnittskurs) / (aktiens genomsnittskurs ökad med teckningsrättens värde) Recalculated Exercise Price = (previous Exercise Price) x (the average quoted price of the share during the relevant period stated in the resolution approving the issue ("average price of the share")) / (the average price of the share increased by the value of the subscription right).

Omräknat antal aktier = (föregående antal aktier som varje teckningsoption berättigar till teckning av) x (aktiens genomsnittskurs ökad med teckningsrättens värde) / (aktiens genomsnittskurs).

Recalculated number of shares = (previous number of shares for which each Warrant entitled the holder to subscribe) x (the average price of the share increased by the value of the subscription right) / (the average price of the share).

Aktiens genomsnittskurs beräknas i enlighet med vad som angivits i moment C ovan. The average price of the share shall be calculated in accordance with the provisions of sub-section C above.

Teckningsrättens värde ska anses motsvara genomsnittet av det för varje handelsdag under teckningstiden framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen enligt den kurslista på vilken teckningsrätten är noterad. I avsaknad av notering av betalkurs ska i stället den senaste noterade köpkursen ingå i beräkningen. Noteras varken betalkurs eller köpkurs under viss dag, ska vid beräkningen av teckningsrättens värde bortses från sådan dag.

The value of the subscription right shall be deemed to be the equivalent of the average calculated mean value, for each trading day during the subscription period, of the highest and lowest quoted paid price on that day according to list on which the subscription rights are quoted. In the absence of a quoted paid price, the quoted bid price shall form the basis for the calculation. Days on which neither a paid price nor a bid price is quoted shall be excluded from the calculation.

Om teckningsrätten inte är föremål för notering, ska teckningsrättens värde så långt möjligt fastställas med ledning av den förändring i marknadsvärde avseende Bolagets aktier som kan bedömas ha uppkommit till följd av emissionen av teckningsoptionerna eller konvertiblerna.

If the subscription rights are not subject to a Listing, the value of the subscription right shall, to the greatest extent possible, be determined based upon the change in the market value of the Company’s shares which may be deemed to have occurred as a consequence of the issue of the convertible bonds or warrants.

Den enligt ovan omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna ska fastställas av Bolaget två bankdagar efter utgången av teckningstiden för emissionen och tillämpas vid varje teckning som verkställs därefter. The Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe, recalculated as set out above, shall be determined by the Company two Business Days after the expiry of the subscription period and shall apply to each Subscription effected thereafter.

Om Bolagets aktier vid tidpunkten för emissionsbeslutet inte är föremål för marknadsnotering, ska en häremot svarande omräkning ske, dels av teckningskursen, dels av det antal aktier som varje teckningsoption ger rätt att teckna. Omräkningen, som ska utföras av Bolaget, ska ha som utgångspunkt att värdet på teckningsoptionerna ska lämnas oförändrat.

If the Company’s shares, at the time of the resolution to issue the notes, are not subject to a Listing, a corresponding recalculation of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe shall take place. The recalculation, which shall be made by the Company, shall be based on the assumption that the value of the Warrants shall remain unchanged.

Vid teckning som verkställs under tiden innan den omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna har fastställts, ska bestämmelserna i moment C stycke 10 ovan äga motsvarande tillämpning

Upon Subscription effected during the period prior to the determination of the recalculated Exercise Price and the recalculated number of shares for which each Warrant entitles the holder to subscribe, the terms and conditions in sub-section C paragraph 10 shall apply.

E	Vissa andra fall av erbjudanden till aktieägarna/Other offers to shareholders

Skulle Bolaget i andra fall än som avses i moment A-D ovan lämna erbjudande till aktieägarna att, med företrädesrätt till aktieägarna enligt principerna i 13 kap 1 § aktiebolagslagen, av Bolaget förvärva värdepapper eller rättighet av något slag eller besluta att, enligt ovan nämnda principer, till aktieägarna utdela sådana värdepapper eller rättigheter utan vederlag, ska vid teckning som påkallas på sådan tid, att därigenom erhållen aktie inte medför rätt att delta i erbjudandet, tillämpas en omräknad teckningskurs och ett omräknat antal aktier som varje teckningsoption ger rätt att teckna. Omräkningen ska utföras av Bolaget enligt följande:

Where the Company, in circumstances other than those referred to in sub-sections A-D above, makes offers to the shareholders, subject to pre-emption rights for the shareholders in accordance with the principles set out in Chapter 13, section 1 of the Companies Act, to acquire securities or rights of any type from the Company or resolves, in accordance with the principles mentioned above, to distribute such securities or rights to the shareholders without consideration, in conjunction with Subscription which is effected at such time that the shares thereby received do not entitle the holder to participate in the offer, a recalculated Exercise Price as well as a recalculated number of shares for which each Warrant entitles the holder to subscribe shall apply. Recalculations shall be made by the Company in accordance with the following formulae:

Omräknad teckningskurs = (föregående teckningskurs) x (aktiens genomsnittliga marknadskurs under den i erbjudandet fastställda anmälningstiden (”aktiens genomsnittskurs”) / (aktiens genomsnittskurs ökad med värdet av rätten till att delta i erbjudandet (”inköpsrättens värde”)

Recalculated Exercise Price = (previous Exercise Price) x (the average quoted price of the share during the application period for the offer ("average price of the share")) / (the average price of the share increased by the value of the right to participate in the offer (“value of the purchase right”).

Omräknat antal aktier = (föregående antal aktier som varje teckningsoption ger rätt att teckna) x (aktiens genomsnittskurs ökad med inköpsrättens värde) / (aktiens genomsnittskurs)

Recalculated number of shares = (previous number of shares for which each Warrant entitled the holder to subscribe) x (the average price of the share increased by the value of the purchase right) / (the average price of the share).

Aktiens genomsnittskurs beräknas i enlighet med bestämmelserna i moment C ovan. The average price of the share shall be calculated in accordance with the provisions of sub-section C above.

För det fall aktieägarna erhållit inköpsrätter och handel med dessa ägt rum, ska värdet av rätten att delta i erbjudandet anses motsvara inköpsrättens värde. Inköpsrättens värde ska härvid anses motsvara genomsnittet av det för varje handelsdag under anmälningstiden framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen enligt den kurslista på viken inköpsrätten noteras. I avsaknad av noterad betalkurs ska i stället den senaste noterade köpkursen ingå i beräkningen. Noteras varken betalkurs eller köpkurs under viss dag, ska vid beräkningen av inköpsrättens värde bortses från sådan dag.

Where shareholders have received purchase rights and trading in these has taken place, the value of the right to participate in the offer shall be deemed to be equivalent to the value of the purchase rights. For this purpose, the value of the purchase right shall be deemed to be equivalent to the average calculated mean value, for each trading day during the application period, of the highest and lowest quoted paid price during the day according to list on which the purchase rights are quoted. In the absence of a quoted paid price, the quoted bid price shall form the basis for the calculation. Days on which neither a paid price nor a bid price is quoted shall be excluded from the calculation.

För det fall aktieägarna inte erhållit inköpsrätter eller om sådan handel med inköpsrätter som avses i föregående stycke inte ägt rum, ska omräkning av teckningskurs ske med tillämpning så långt möjligt av de principer som anges ovan i detta moment E, varvid följande ska gälla. Om notering sker av de värdepapper eller rättigheter som erbjuds aktieägarna, ska värdet av rätten att delta i erbjudandet anses motsvara genomsnittet av det för varje handelsdag under 25 handelsdagar från och med första dagen för sådan notering framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen vid affärer i dessa värdepapper eller rättigheter på den marknadsplats vid vilken nämnda värdepapper eller rättigheter är noterade, i förekommande fall minskat med det vederlag som betalats för dessa i samband med erbjudandet. I avsaknad av noterad betalkurs ska i stället den senaste noterade köpkursen ingå i beräkningen. Noteras varken betalkurs eller köpkurs under viss dag, ska vid beräkningen av värdet av rätten att delta i erbjudandet bortses från sådan dag. Vid omräkning enligt detta stycke av teckningskursen och det antal aktier som varje teckningsoption ger rätt att teckna, ska nämnda period om 25 handelsdagar anses motsvara den i erbjudandet fastställda anmälningstiden enligt första stycket i detta moment E.

If the shareholders do not receive purchase rights or where such trading in purchase rights as referred to in the preceding paragraph otherwise does not take place, the recalculation of the Exercise Price shall be made as far as possible by applying the principles set out above in this sub-section E and the following shall apply. Where listing of the securities or rights offered to the shareholders takes place, the value of the right to participate in the offer shall be deemed to be equivalent to the average calculated mean value, for each trading day during the period of 25 trading days calculated from the first day of listing, of the highest and lowest transaction prices quoted for trades in such securities or rights reduced, where appropriate, by the consideration paid for these in conjunction with the offer. In the absence of a quoted paid price, the quoted bid price shall form the basis for the calculation. Days on which neither a paid price nor a bid price is quoted shall be excluded from the calculation of the value of the right to participate in the offer. In the recalculation of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe, the period of 25 trading days referred to above shall be deemed to be the application period determined for the offer pursuant to the first paragraph of this Section E.

Om notering inte sker av de värdepapper eller rättigheter som erbjuds aktieägarna, ska värdet av rätten att delta i erbjudandet så långt möjligt fastställas med ledning av den förändring i marknadsvärde avseende Bolagets aktier som kan bedömas ha uppkommit till följd av erbjudandet.

Where no listing of such securities or rights offered to the shareholders takes place, the value of the right to participate in the offer shall, to the greatest extent possible, be determined based on the change in the market value of the Company’s shares which may be deemed to have occurred as a consequence of the offer.

Den enligt ovan omräknade teckningskursen och det antal aktier som varje teckningsoption ger rätt att teckna ska fastställas av Bolaget snarast efter det att värdet av rätten att delta i erbjudandet kunnat beräknas.

The Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe, recalculated in accordance with the above, shall be determined by the Company as soon as possible after it becomes possible to calculate the value of the right to participate in the offer.

Om Bolagets aktier vid tidpunkten för erbjudandet inte är föremål för marknadsnotering, ska en häremot svarande omräkning ske, dels av teckningskursen, dels av det antal aktier som varje teckningsoption ger rätt att teckna. Omräkningen, som ska utföras av Bolaget, ska ha som utgångspunkt att värdet på teckningsoptionerna ska lämnas oförändrat.

If the Company’s shares, at the time of the offer, are not subject to a Listing, a corresponding recalculation of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe shall take place. The recalculation, which shall be made by the Company, shall be based on the assumption that the value of the Warrants shall remain unchanged.

Vid teckning som verkställs under tiden innan den omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna har fastställts, ska bestämmelserna i moment C stycket 10 ovan äga motsvarande tillämpning

Upon Subscription effected during the period prior to the determination of the recalculated Exercise Price and the recalculated number of shares for which each Warrant entitles the holder to subscribe, the terms and conditions in sub-section C paragraph 10 shall apply.

F	Likabehandling av optionsinnehavare och aktieägare/Equal treatment of Warrant Holders and shareholders

Vid nyemission av aktier mot kontant betalning med företrädesrätt för aktieägarna eller emission enligt 14 eller 15 kap aktiebolagslagen mot kontant betalning med företrädesrätt för aktieägarna, får Bolaget besluta att ge samtliga optionsinnehavare samma företrädesrätt som aktieägarna. Därvid ska varje optionsinnehavare, utan hinder av att aktieteckning inte har skett eller verkställts, anses vara ägare till det antal aktier som optionsinnehavaren skulle ha erhållit, om aktieteckning verkställts enligt den teckningskurs och det antal aktier som varje teckningsoption ger rätt att teckna som gällde vid tidpunkten för emissionsbeslutet.

Where the Company issues new shares or makes an issue pursuant to Chapters 14 or 15 of the Companies Act, with pre-emption rights for shareholders to subscribe for equity related instruments in exchange for cash payment, the Company may grant all Warrant Holders the same pre-emption rights as the shareholders. In conjunction therewith, each Warrant Holder, irrespective of whether subscription for shares has been made, shall be deemed to be the owner of the number of shares which such Warrant Holder would have received, had Subscription on the basis of the Warrant been effected in respect of the Exercise Price, and the number of shares for which each Warrant entitles the holder to subscribe, in effect at the time of the resolution to issue the shares.

Om Bolaget beslutar att lämna ett sådant erbjudande som beskrivs i moment E ovan, ska vad som anges i föregående stycke tillämpas på motsvarande sätt, dock att det antal aktier som optionsinnehavaren ska anses vara ägare till i sådant fall ska fastställas på grundval av den teckningskurs och det antal aktier som varje teckningsoption ger rätt att teckna vid tidpunkten för beslutet att lämna erbjudandet.

If the Company resolves to make an offer to the shareholders as described in sub-section E above, what has been stated in the preceding paragraph shall apply mutatis mutandis.

However, the number of shares of which each warrant holder shall be deemed to be the owner shall, in such circumstances, be determined on the basis of the Exercise Price, and the number of shares for which each Warrant entitles the holder to subscribe, in effect at the time of the resolution to make the offer.

Om Bolaget beslutar att ge optionsinnehavarna företrädesrätt i enlighet med vad som anges i detta moment F, ska ingen omräkning ske enligt moment C, D eller E ovan av teckningskursen eller det antal aktier som varje teckningsoption ger rätt att teckna.

If the Company resolves to grant the warrant holders pre-emption rights in accordance with the provisions set out in this sub-section F, no recalculation as set out in sub-sections C, D, or E above of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe for shall be made.

G	Utdelning/Dividend

Om Bolaget beslutar att lämna kontant utdelning till aktieägarna innebärande att dessa erhåller utdelning som, tillsammans med andra under samma räkenskapsår utbetalda utdelningar, överskrider 5 procent av aktiens genomsnittskurs under en period om 25 handelsdagar närmast före den dag då styrelsen för Bolaget offentliggör sin avsikt att till bolagsstämman lämna förslag om sådan utdelning, ska, vid anmälan om teckning som sker på sådan tid att därigenom erhållen aktie inte medför rätt till erhållande av sådan utdelning, tillämpas en omräknad teckningskurs och ett omräknat antal aktier. Omräkningarna ska baseras på den del av den sammanlagda utdelningen som överstiger 3 procent av aktiens genomsnittskurs under ovannämnd period (extraordinär utdelning). Omräkningarna ska utföras av Bolaget enligt följande formler:

If the Company resolves to pay a cash dividend to shareholders resulting in that the shareholders receive dividends which, together with other dividends paid out during the same financial year, exceed 5 per cent of the average price of the share during a period of 25 trading days immediately prior to the day on which the board of directors in the Company publishes its intention to propose such dividend to the shareholders’ meeting, a recalculated Exercise Price and a recalculated number of shares shall be applied in connection with application for subscription which occurs in such time that a share thereby received does not provide a right to receipt of such dividend. The recalculations shall be based on the part of the aggregate dividend amount which exceeds 3 per cent of the average price of the share during the abovementioned period (extraordinary dividend). The recalculations shall be made by the Company in accordance with the following formulae:

Omräknad teckningskurs = (föregående teckningskurs) x (aktiens genomsnittliga marknadskurs under en period om 25 handelsdagar räknat fr.o.m. den dag då aktien noteras utan rätt till extraordinär utdelning (”aktiens genomsnittskurs”)) / (aktiens genomsnittskurs ökad med den extraordinära utdelning som utbetalas per aktie).

Recalculated Exercise Price = (previous Exercise Price) x (the average quoted price of the share during a period of 25 trading days calculated from the day on which the share is listed without any right to the extraordinary dividend (the “average price of the share”)) /(the average price of the share increased by the extraordinary dividend paid out per share) .

Omräknat antal aktier som varje teckningsoption berättigar till teckning av = (föregående antal aktier som varje teckningsoption berättigar till teckning av) x (aktiens genomsnittskurs ökad med den extraordinära utdelning som utbetalas per aktie) / (aktiens genomsnittskurs).

Recalculated number of shares for which each warrant entitles the holder to subscribe = (previous number of shares for which each warrant entitles the holder to subscribe) x (the average price of the share increased by the extraordinary dividend paid out per share) / (the average price of the share).

Aktiens genomsnittskurs beräknas i enlighet med bestämmelserna i moment C ovan. The average price of the share shall be calculated in accordance with the provisions set out in sub-section C above.

Enligt ovan omräknad teckningskurs och omräknat antal aktier fastställs av Bolaget två bankdagar efter utgången av ovan angiven period om 25 handelsdagar och ska tillämpas vid teckning som verkställs därefter.

The Exercise Price and number of shares, recalculated as set out above, shall be determined by the Company two business days after the expiry of the above-mentioned period of 25 trading days and shall apply to each subscription effected thereafter.

Vid teckning som verkställs under tiden innan den omräknade teckningskursen och det omräknade antalet aktier har fastställts, ska teckning verkställas i enlighet med bestämmelserna i moment C sista stycket ovan.

During the period prior to the determination of the recalculated Exercise Price and the recalculated number of shares, Subscription shall be effected in accordance with the provisions in sub-section C last section above.

H	Minskning av aktiekapitalet/Reduction of share capital

Om Bolagets aktiekapital skulle minskas med återbetalning till aktieägarna och sådan minskning är obligatorisk ska tillämpas en omräknad teckningskurs liksom ett omräknat antal aktier som varje teckningsoption ger rätt att teckna.

If the Company’s share capital is reduced though a repayment to the shareholders, and such reduction is compulsory, a recalculated Exercise Price and a recalculated number of shares for which each Warrant entitles the holder to subscribe, shall be applied.

Omräkningen genomförs av Bolaget enligt följande:

The recalculations shall be made by the Company in accordance with the following formulae:

Omräknad teckningskurs = (föregående teckningskurs) x (aktiens genomsnittliga marknadskurs under en period om 25 handelsdagar räknat från och med den dag då aktien noteras utan rätt till återbetalning (”aktiens genomsnittskurs”)) /(aktiens genomsnittskurs ökad med det belopp som återbetalas per aktie)

Recalculated Exercise Price = (previous Exercise Price) x (the average quoted price of the share during a period of 25 trading days calculated from the day on which the share is listed without any right to participate in the distribution (the “average price of the share”)) /(the average price of the share increased by the amount repaid per share).

Omräknat antal aktier = (föregående antal aktier som varje teckningsoption ger rätt att teckna) x (aktiens genomsnittskurs ökad med det belopp som återbetalas per aktie) / (aktiens genomsnittskurs)

Recalculated number of shares for which each Warrant entitles the holder to subscribe = (previous number of shares for which each Warrant entitled the holder to subscribe) x (the average price of the share increased by the amount repaid per share) / (the average price of the share).

Aktiens genomsnittskurs beräknas i enlighet med bestämmelserna i moment C ovan. The average price of the share is calculated in accordance with the provisions set out in sub-section C above.

Vid omräkning enligt ovan och där minskningen sker genom inlösen av aktier, ska istället för det faktiska belopp som återbetalas per aktie användas ett beräknat återbetalningsbelopp enligt följande:

In carrying out the recalculations according to the above and where the reduction is made through redemption of shares, instead of using the actual amount which is repaid for each share, an amount calculated as follows shall be applied:

Beräknat återbetalningsbelopp per aktie = (det faktiska belopp som återbetalas per inlöst aktie minskat med aktiens genomsnittliga marknadskurs under en period om

25 handelsdagar närmast före den dag då aktien noteras utan rätt till att delta i minskningen (”aktiens genomsnittskurs”))/ (det antal aktier i Bolagets som ligger till grund för inlösen av en aktie minskat med talet 1)

Calculated amount to be repaid for each share = (the actual amount repaid for each redeemed share reduced by the average market price of the share during a period of 25 trading days immediately prior to the day on which the share is listed without any right to participate in the reduction (the “average price of the share”)) / (the number of shares of the Company which carry an entitlement to the redemption of one share, reduced by 1).

Aktiens genomsnittskurs beräknas i enlighet med bestämmelserna i moment C ovan.

The average exchange price is calculated in accordance with the provisions set out in sub- section C above.

Den enligt ovan omräknade teckningskursen och det omräknade antalet aktier som varje teckningsoption ger rätt att teckna ska fastställas av Bolaget två bankdagar efter utgången av den angivna perioden om 25 handelsdagar och ska tillämpas vid aktieteckning som verkställs därefter.

The Exercise Price and number of shares for which each Warrant entitles the holder to subscribe, recalculated as set out above, shall be determined by the Company two Business Days after the expiry of the above-mentioned period of 25 trading days, and shall apply to each Subscription effected thereafter.

Vid teckning som verkställs under tiden innan den omräknade teckningskursen och det omräknade antalet aktier har fastställts, ska teckning verkställas i enlighet med bestämmelserna i moment C sista stycket ovan.

During the period prior to the determination of the recalculated Exercise Price and the recalculated number of shares, Subscription shall be effected in accordance with the provisions in sub-section C last section above.

Om Bolagets aktiekapital skulle minskas genom inlösen av aktier med återbetalning till aktieägarna och sådan minskning inte är obligatorisk, men där, enligt Bolagets bedömning, minskningen med hänsyn till dess tekniska utformning och ekonomiska effekter är att jämställa med minskning som är obligatorisk, ska omräkning av teckningskursen och det antal aktier som varje teckningsoption ger rätt att teckna ske med tillämpning så långt möjligt av de principer som anges i detta moment H.

If the Company’s share capital is reduced through redemption of shares with repayment to the shareholders, where such reduction is not compulsory, but where, in the opinion of the Company, the reduction, due to its technical structure and its financial effects, is equivalent to a compulsory reduction, the recalculation of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe shall be made, to the greatest extent possible, in accordance with the principles stated above in this sub- section H.

Om Bolagets aktier vid tidpunkten för minskningen inte är föremål för marknadsnotering, ska en häremot svarande omräkning av teckningskursen ske. Omräkningen, som ska utföras av Bolaget, ska ha som utgångspunkt att värdet på teckningsoptionerna ska lämnas oförändrat.

If the Company’s shares, at the time of the reduction of the share capital, are not subject to a Listing, a corresponding recalculation of the Exercise Price and the number of shares for which each Warrant entitles the holder to subscribe shall take place. The recalculation, which shall be made by the Company, shall be based on the assumption that the value of the Warrants shall remain unchanged.

I	Omräkning ska leda till skäligt resultat/Recalculation shall give a reasonable result

För det fall Bolaget genomför åtgärd som avses i moment A-E, G eller H ovan och skulle, enligt Bolagets bedömning, tillämpning av härför avsedd omräkningsformel, med hänsyn till åtgärdens tekniska utformning eller av annat skäl, inte kunna ske eller leda till att den ekonomiska kompensation som optionsinnehavarna erhåller i förhållande till aktieägarna inte är skälig, ska Bolaget genomföra omräkningen av teckningskursen och det antal aktier som varje teckningsoption ger rätt att teckna på sätt Bolaget finner ändamålsenligt i syfte att omräkningen leder till ett skäligt resultat.

Should the Company take actions such as those stated in sub-sections A-E, G or H above and if, in the Company’s opinion, application of the recalculation formula established for such action, taking into account the technical framework of such action or for other reasons, could not be made or would result in the Warrant Holders receiving, in relation to the shareholders, economic compensation that is not reasonable, the Company shall, subject to prior written approval by the board of directors of the Company, make the recalculation of the Exercise Price, and the number of shares for which each Warrant entitles the holder to subscribe, in such a manner as the Company determines is appropriate to ensure that the recalculation gives a reasonable result.

J	Avrundning/Rounding off

Vid omräkning av teckningskursen enligt ovan ska denna avrundas till helt tiotal öre, varvid fem öre ska avrundas nedåt och antalet aktier avrundas till två decimaler.

On recalculation of the Exercise Price in accordance with the above, the Exercise Price shall be rounded off to the nearest SEK 0.10, for which purposes SEK 0.05 shall be rounded downwards and the number of shares shall be rounded off to two decimal places.

K	Fusion enligt 23 kap 15 § aktiebolagslagen/Mergers according to Chapter 23, section 15 of the Companies Act

Om bolagsstämman skulle godkänna en fusionsplan enligt 23 kap 15 § aktiebolagslagen, varigenom Bolaget ska uppgå i annat bolag, får anmälan om teckning därefter ej ske.

In the event the general meeting approves a merger plan in accordance with Chapter 23, section 15 of the Companies Act, pursuant to which the Company is to be merged into another company, applications for Subscription may not thereafter be made.

Senast en månad innan Bolaget tar slutlig ställning till fråga om fusion enligt ovan, ska optionsinnehavare genom meddelande enligt punkten 11 nedan underrättas om fusionsavsikten. Underrättelsen ska innehålla en redogörelse över det huvudsakliga innehållet i fusionsplanen samt en erinran om att teckning inte får ske efter att beslut om fusion fattats av bolagsstämman.

Not later than one month prior to a final determination by the Company in respect of a merger as set forth above, notice shall be given to Warrant Holders in accordance with section 11 below in respect of the proposed merger. Such notice shall include the main aspects of the proposed merger plan and a reminder that applications for Subscription may not be made following a final decision regarding the merger in accordance with the provisions set forth in the preceding paragraph.

Om Bolaget lämnar underrättelse om fusion enligt ovan, ska optionsinnehavare – oavsett vad som i punkten 4 ovan sägs om tidigaste tidpunkt för anmälan om teckning – äga rätt att göra anmälan om teckning från den dag då underrättelsen om fusionsavsikten lämnats, förutsatt att teckning kan verkställas i sådan tid att aktierna berättigar till deltagande på den bolagsstämma vid vilken fusionsplanen, varigenom Bolaget ska uppgå i annat bolag, ska godkännas.

In the event the Company gives notice regarding a proposed merger in accordance with the above, each Warrant Holder, irrespective of that which is set forth in section 4 above regarding the earliest time at which applications for Subscription may be made, shall be entitled to apply for Subscription commencing on the date on which notice is given regarding the proposed merger, provided that it is possible to effect Subscription in such time that the shares entitle to participation on the general meeting at which the merger plan, pursuant to which the Company is to be merged into another company, is to be approved.

L	Fusion enligt 23 kap 28 § aktiebolagslagen/Mergers according to Chapter 23, Section 28 of the Companies Act

Om Bolagets styrelse upprättar en fusionsplan enligt 23 kap 28 § aktiebolagslagen, eller annan motsvarande associationsrättslig lagstiftning, ska följande gälla.

If the Company draws up a merger plan in accordance with Chapter 23, Section 28 of the Companies Act, the following shall apply.

Äger ett moderbolag samtliga aktier i Bolaget, och offentliggör Bolagets styrelse sin avsikt att upprätta en fusionsplan enligt 23 kap 28 § aktiebolagslagen, ska Bolaget, för det fall att sista dag för anmälan om teckning enligt punkten 4 ovan infaller efter sådant offentliggörande, fastställa en ny sista dag för anmälan om teckning (”slutdagen”).

Slutdagen ska infalla inom 60 dagar från offentliggörandet.

If the parent company holds all Shares in the Company and the board of directors of the Company announces its intention to draw up a merger plan according the provisions of Chapter 23, Section 28 of the Companies Act, then the Company if the last date for Subscription according to section 4 above occurs after such announcement, shall determine a new last date for notification of Subscription (the “final date”). The final date shall occur within 60 days from the announcement.

Äger en aktieägare (majoritetsaktieägaren) ensam eller tillsammans med dotterföretag aktier representerande så stor andel av samtliga aktier i Bolaget att majoritetsaktieägaren, enligt vid var tid gällande lagstiftning, har rätt att påkalla tvångsinlösen av återstående aktier och offentliggör majoritetsägaren sin avsikt att påkalla tvångsinlösen av återstående aktier, ska vad som i föregående stycke sägs om slutdagen äga motsvarande tillämpning.

If a shareholder (the majority shareholder) alone, or jointly with subsidiaries, holds a sufficient portion of all Shares in the Company entitling the majority shareholder the right to initiate compulsory acquisition according to applicable laws of the remaining Shares in the Company and if the majority shareholder announces its intention to initiate compulsory acquisition, the preceding sub-paragraph shall apply.

Om offentliggörandet skett i enlighet med vad som anges ovan i detta moment L, ska – oavsett vad som i punkten 4 ovan sägs om tidigaste tidpunkt för anmälan om teckning – optionsinnehavare äga rätt att göra sådan anmälan fram till slutdagen. Bolaget ska senast fyra veckor före slutdagen genom meddelande enligt punkten 11 nedan erinra optionsinnehavarna om denna rätt samt att anmälan om teckning ej får ske efter slutdagen.

In the event the announcement has been made in accordance with what is stated in this sub-section L, shall - irrespective of what is stated in section 3 above regarding the earliest date for notification of Subscription – the Warrant Holder be entitled to make such notification up to the final date. The Company shall not later than four weeks prior to the final date by notification according to section 11 below remind the Warrant Holder of such right and that notification of Subscription is not permitted after the final date.

M	Delning/Division

Om bolagsstämman skulle godkänna en delningsplan enligt 24 kap 17 § aktiebolagslagen, varigenom Bolaget ska delas genom att en del av Bolagets tillgångar och skulder övertas av ett eller flera andra aktiebolag mot vederlag till aktieägarna i Bolaget, tillämpas en omräknad teckningskurs liksom ett omräknat antal aktier som varje teckningsoption ger rätt att teckna, enligt principerna för utdelning i punkt G ovan. Omräkningen ska baseras på den del av Bolagets tillgångar och skulder som övertas av övertagande bolag.

Where the general meeting adopts a resolution to approve a division plan pursuant to Chapter 24, section 17 of the Companies Act, pursuant to which a proportion of the assets and liabilities of the Company are taken over by two or more other companies, a recalculated Exercise Price and a recalculated number of shares for which each Warrant entitles the Warrant Holder to subscribe shall be calculated. The provisions of sub-section G regarding Dividend shall then apply mutatis mutandis. The recalculation shall be based on the proportion of the assets and liabilities of the Company that are taken over by the transferee company or companies.

Om samtliga Bolagets tillgångar och skulder övertas av ett eller flera andra aktiebolag mot vederlag till aktieägarna i Bolaget ska bestämmelserna om likvidation enligt punkt M nedan äga motsvarande tillämpning, innebärande bl.a. att rätten att begära teckning upphör samtidigt med registrering enligt 24 kap 27 § aktiebolagslagen och att underrättelse till optionsinnehavare ska ske senast fyra veckor innan delningsplanen underställs bolagsstämman.

Where all assets and liabilities of the companies are taken over by two or more other companies, on paying consideration to the shareholders of the Company, the provisions of sub-section M below regarding liquidation shall apply mutatis mutandis. Inter alia, this means that the right to demand Subscription shall terminate simultaneously with the registration in accordance with Chapter 24, section 27 of the Companies Act and that the Warrant Holder shall be notified no later than four weeks before the division plan shall be submitted for approval to the general meeting.

N	Likvidation/Liquidation

Om det beslutas att Bolaget ska träda i likvidation får teckning, oavsett grunden för likvidation, därefter inte ske. Rätten att begära teckning upphör samtidigt med likvidationsbeslutet oavsett om detta beslut har vunnit laga kraft.

If it is resolved that the Company be put into liquidation, for whatever reason, Subscription may not take place thereafter. The right to demand Subscription shall terminate simultaneously with the adoption of the resolution to put the Company in liquidation, irrespective of whether such resolution has become final.

Senast fyra veckor innan bolagsstämma tar ställning till fråga om Bolaget ska träda i likvidation enligt 25 kap aktiebolagslagen ska optionsinnehavarna genom meddelande enligt punkt 11 nedan underrättas om den planerade likvidationen. Underrättelsen ska innehålla en erinran om att teckning inte får ske efter beslut om likvidation.

Not later than four weeks prior to the adoption of a resolution by a general meeting in respect of whether or not the Company should be put into liquidation in accordance with Chapter 25 of the Companies Act, the Warrant Holders shall be notified with respect to the planned liquidation in accordance with section 10 below. The notice shall state that subscription may not take place following the adoption of the resolution in respect of liquidation.

Om Bolaget lämnar underrättelse om avsedd likvidation enligt ovan, ska optionsinnehavare - oavsett vad som i punkt 4 ovan sägs om tidigaste tidpunkt för teckning - äga rätt att påkalla teckning från den dag då underrättelsen lämnats, förutsatt att teckning kan verkställas före tidpunkten för den bolagsstämma vid vilken frågan om Bolagets likvidation ska behandlas.

If the Company gives notice of a planned liquidation pursuant to the above, the Warrant Holders shall, notwithstanding the provisions of section 4 in respect of the earliest date for application for Subscription, be entitled to apply for Subscription commencing on the day on which the notice is given, provided that Subscription may be effected not later than prior to the general meeting at which the resolution regarding the liquidation of the Company shall be addressed.

Oavsett vad som ovan sagts om att teckning inte får ske efter beslut om likvidation, återinträder rätten att begära teckning om likvidationen inte genomförs.

Notwithstanding the provisions above pursuant to which Subscription may not take place after the adoption of a resolution regarding liquidation, the right to subscribe shall be reinstated in the event the liquidation is not carried out.

O	Konkurs/Insolvent liquidation

Vid Bolagets konkurs får teckning med utnyttjande av teckningsoption inte ske. Om konkursbeslutet hävs av högre rätt, återinträder rätten till teckning.

If the Company is put into insolvent liquidation, Subscription may not take place through the exercise of Warrants. Where, however, the decision to put the Company into insolvent liquidation is set aside by a higher court, subscription rights shall be reinstated.

9	Särskilt åtagande av Bolaget/Special undertaking by the Company

Bolaget förbinder sig att inte vidta någon i punkten 8 ovan angiven åtgärd som skulle medföra en omräkning av teckningskursen till belopp som understiger akties vid var tid gällande kvotvärde.

The Company undertakes not to take any measures set forth in section 8 above that would result in an adjustment of the Exercise Price to an amount less than the from time to time prevailing quota value of the Share.

10	Förvaltare/Nominees

Enligt 3 kap 7 § lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument kan juridiska personer erhålla medgivande till att registreras som förvaltare. Sådan förvaltare ska betraktas som optionsinnehavare vid tillämpning av dessa villkor.

According to Chapter 3 section 7 of the Central Securities Depositories and Financial Instruments Accounts Act (1998:1479), a legal entity shall be entitled to be registered as nominee. Such a nominee shall be regarded as a Warrant Holder for the purposes of the application of these terms and conditions.

11	Meddelanden/Notices

Meddelanden rörande teckningsoptionerna ska tillställas en optionsinnehavare till sådan e- postadress som skriftligen meddelats till bolaget eller styrelsen (eller sådan annan e-post- eller postadress som är känd för Bolaget).

Notices concerning the Warrants shall be sent to a Warrant Holder to the email address notified in writing to the Company or board of directors (or such other email or postal address that the Company is aware of).

12	Rätt att företräda optionsinnehavare/Right to represent Warrant Holders

Utan att särskilt uppdrag från optionsinnehavarna föreligger, är Banken behörig att företräda optionsinnehavarna i frågor av formell natur som rör villkoren för teckningsoptionerna.

The Bank shall be entitled to represent Warrant Holders in matters of a formal nature concerning the Warrants without special authorisation from the Warrant Holders.

13	Ändring av villkor/Amendments to terms and conditions

Dessa optionsvillkor ska ändras i den mån lagstiftning, domstolsavgörande eller myndighetsbeslut så kräver eller om det i övrigt av praktiska skäl är ändamålsenligt eller nödvändigt och optionsinnehavarnas rättigheter inte i något avseende försämras.

The terms and conditions of the Warrants shall be amended to the extent required by legislation, decisions of courts of law or decisions of governmental authorities or where otherwise, in the Company's opinion, such is necessary or expedient for practical reasons and provided that the rights of the Warrant Holders are in no way prejudiced.

14	Sekretess/Confidentiality

Bolaget och Euroclear får inte utan tillstånd lämna uppgift till utomstående om optionsinnehavare. Bolaget har rätt till insyn i Euroclears avstämningsregister över teckningsoptionerna, vari framgår vem som är registrerad för teckningsoption.

The Company and Euroclear may not, without authorisation, disclose information regarding the Warrant Holders to any third party. The Company shall have access to information contained in the register of warrants held by Euroclear which sets out the persons registered as holders of Warrants.

15	Begränsning av ansvar/Limitation of liability

I fråga om de åtgärder som enligt dessa optionsvillkor ankommer på Bolaget, Euroclear eller Banken gäller med beaktande av bestämmelserna i lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument att ansvarighet inte kan göras gällande för skada, som beror av svensk eller utländsk lag, svensk eller utländsk myndighetsåtgärd, krigshändelse, strejk, blockad, bojkott, lockout eller annan liknande omständighet. Förbehållet i fråga om strejk, blockad, bojkott och lockout gäller även om Bolaget, Euroclear eller Banken vidtar eller är föremål för sådan konfliktåtgärd.

In respect of measures which it is incumbent on the Company, Euroclear or the Bank to take in accordance with the terms and conditions of the Warrants, taking into consideration the provisions of the Central Securities Depositories and Financial Instruments Accounts Act (1998:1479), neither the Company, Euroclear nor the Bank shall be liable for loss which arises as a consequence of Swedish or foreign legislation, the actions of Swedish or foreign governmental authorities, acts of war, strikes, blockades, boycotts, lockouts, or other similar circumstances. The reservation in respect of strikes, blockade, boycotts, and lockouts shall apply notwithstanding that the Company, Euroclear or the Bank is itself the subject of, or effects, such measures.

Euroclear är inte heller skyldigt att i andra fall ersätta skada som uppkommer, om Euroclear varit normalt aktsam. Motsvarande ansvarsbegränsning ska gälla även för Bolaget och Banken. Härutöver gäller att Bolaget och Banken inte i något fall är ansvarig för indirekt skada.

Nor shall Euroclear be liable for loss which arises under other circumstances provided Euroclear has duly exercised normal caution. The Company and the Bank shall also enjoy a corresponding limitation of liability. In addition, under no circumstances shall the Company or the Bank be liable for indirect loss.

Föreligger hinder för Bolaget, Euroclear eller Banken att vidta åtgärd på grund av omständighet som anges i första stycket, får åtgärden uppskjutas till dess hindret har upphört.

If the Company, Euroclear or the Bank is unable to perform its obligations as a consequence of a circumstance specified in the first paragraph, such performance may be postponed until such time as the cause for the impediment has terminated.

16	Tillämplig lag och forum/Applicable law and forum

Svensk lag gäller för dessa optionsvillkor och därmed sammanhängande rättsfrågor. Tvist med anledning av dessa optionsvillkor ska avgöras av allmän domstol med Stockholms tingsrätt som första instans eller sådan annan domstol som Bolaget skriftligen godkänner.

These terms and conditions and any related legal matters shall be governed by Swedish law. Legal proceedings relating to these terms and conditions shall be brought before the Stockholm District Court or such other forum as is accepted in writing by the Company.